Exhibit 10.1

AMENDMENT NO. 1

TO

LICENSE OPTION AGREEMENT

This Amendment No. 1 to the License Option Agreement (the "Agreement") made and entered into as of the 18th day of July 2016, between Immune Pharmaceuticals Inc., a Delaware corporation (“Immune”) and Novel Pain Therapeutics, LLC., a New York limited liability company (“NPT”), both referred to hereinafter referred to as the "Parties."

WITNESSETH:

WHEREAS, on May 15, 2016, the Parties entered into a License Option Agreement;

WHEREAS, NPT targets September 15, 2016 for finalizing and entering into the transactions contemplated by the Agreement, as amended hereby;

WHEREAS, the parties desire to include other provisions that will become part of the definitive agreements contemplated by the Agreement, as amended hereby (“Definitive Agreements”);

NOW, THEREFORE, in consideration of and for the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the License Option Agreement is hereby amended as follows:

1. A new Section 3, entitled Newly Established Terms, shall follow Section 2, General Terms and Conditions, and shall read as indicated below:

3. Newly Established Terms

3.1	As a condition to entering into the Definitive Agreements, Immune shall either form a pain and neurology subsidiary, or, subject to NPT’s approval, shall utilize an existing subsidiary (“Pain/NeuroCo”), which entity will own Amiket and other pain and/or neurology assets. NPT and/or its founders, investors and/or designee(s) shall be issued shares in Pain/NeuroCo at such times and in such amounts so as to achieve the same degree of ownership in Pain/NeuroCo as they would have had in NPT, net of Immune’s agreed upon stake as set forth in the Agreement, had NPT issued interests to Immune and NPT entered into the license agreement with Immune as originally contemplated by the Agreement.

3.2	Additionally, as a condition to entering into the Definitive Agreements, Immune shall be reimbursed from the capital contributed to Pain/NeuroCo by or through NPT or its designees up to $300,000 in R&D expenses.

3.3	NPT or its designees, as a syndicate of experienced healthcare investors, will invest up to $20M in tranches to be agreed upon by the Parties into Pain/NeuroCo, subject to entering into satisfactory documentation relating to Pain/NeuroCo, including a Stock Purchase Agreement, Shareholders Agreement and Royalty Agreement with Immune.

3.4	Additionally, a new partner has been identified and is in negotiations either to merge into Pain/NeuroCo or to contribute IP and/or other assets that will be acquired by Pain/NeuroCo.

The License Option (also known as the Option Period), as modified hereby, is hereby extended to September 15, 2016.

This agreement shall be construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

Except as amended hereby, the terms and provisions of the Agreement shall remain in full force and effect, and the Agreement is in all respects ratified and confirmed. On and after the date of this agreement, each reference in the Agreement to the "Agreement", "hereinafter", "herein", "hereinafter", "hereunder", "hereof", or words of like import shall mean and be a reference to the Agreement as amended by this agreement.

This agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first stated above.

THE COMPANY:

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Daniel G. Teper
Daniel G. Teper
Its: Chief Executive Officer

NOVEL PAIN THERAPEUTICS, LLC

By:	/s/ Mark Fawer
Mark Fawer
Its: Managing Member

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